UIL Holdings Corporation	Exhibit 99.1
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
February 20, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports 2013 Earnings and Announces 2014 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported 2013 consolidated net income of $115.3 million, or $2.18 per diluted share, an increase of $11.7 million, compared to 2012.  For the fourth quarter 2013, consolidated net income was $40.4 million, or $0.71 per diluted share, an increase of $11.6 million, compared to the fourth quarter 2012.

Consolidated earnings for the full year 2013 include a net regulatory charge of $5.0 million, after-tax, to reflect write-offs from the electric distribution company’s rate case decision.  Write-offs of $10.5 million, after-tax, were recorded in the third quarter 2013, of which $5.5 million, after-tax, were reversed in December reflecting changes made to the final decision.  Excluding the net regulatory charge, consolidated net income was $120.3 million, or $2.28 per diluted share, in 2013, an increase of $16.7 million, compared to 2012.  For the fourth quarter 2013, excluding the positive regulatory adjustment, net income was $34.9 million, or $0.61 per diluted share, an increase of $6.1 million, compared to the same period in 2012.

“2013 was a successful year, with earnings increasing by 11% over 2012, including the write-offs, and increasing 16% excluding them,” commented James P. Torgerson, UIL’s president and chief executive officer.  “We continued to execute on our strategies, investing in both our electric and gas infrastructures and converting new customers to natural gas heating.  We added 14,947 new gas heating customers in 2013, 34% more than in 2012.  Prudent measures to control operating costs helped to mitigate the financial impact of the regulatory write-offs in 2013.  The return to normal weather in 2013 favorably impacted 2013 earnings as compared to 2012.”

Electric distribution & Other

The electric distribution business earned $46.7 million, or $0.88 per diluted share, in 2013, a decrease of $6.0 million, compared to 2012.  For the fourth quarter 2013, the electric distribution business earned $12.9 million, or $0.23 per diluted share, an increase of $3.5 million, compared to the fourth quarter 2012.

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Excluding the net regulatory charge of $5.0 million, after-tax, the electric distribution business earned $51.7 million, or $0.98 per diluted share, in 2013, a decrease of $1.0 million, compared to 2012.  The decrease in earnings was primarily due to the absence of $1.6 million in after-tax income recorded in 2012 to reflect power procurement incentives approved in a regulatory settlement.

Excluding the positive regulatory adjustment of $5.5 million, after-tax, recorded in December, the electric distribution business earned $7.4 million, or $0.13 per diluted share, in the fourth quarter 2013, a decrease of $2.0 million, compared to the same period in 2012.   The decrease in earnings was primarily due to increases in pension and benefits expense and depreciation expense.

For the full year and fourth quarter 2013, pre-tax earnings from the equity investment in GenConn were $15.3 million and $3.7 million, respectively.

Electric transmission

The electric transmission business earned $33.6 million, or $0.64 per diluted share, in 2013, an increase of $1.6 million, compared to 2012.  Higher earnings from increases in rate base and allowance for funds used during construction in 2013 were partially offset by a reserve of $1.5 million, after-tax, that was recorded in the third quarter 2013 to reflect management’s assessment of the ultimate outcome for the refund period in the return on equity proceeding pending at the FERC.

For the fourth quarter 2013, the electric transmission business earned $8.9 million, or $0.16 per diluted share, an increase of $0.3 million, compared to the fourth quarter 2012.  The slight increase in earnings was mainly due to higher earnings from increases in rate base and interest earned on increased total deposits in the NEEWS transmission projects.

Gas distribution

The gas distribution business earned $45.4 million, or $0.86 per diluted share, in 2013, an increase of $13.2 million, compared to 2012.  The primary reason for the increase in earnings was due to the return of normal weather in 2013, compared to abnormally warm weather in 2012, which was partially offset by the absence of $3.5 million, pre-tax, of weather insurance proceeds recorded in 2012.   Increased normalized usage per customer and customer growth in 2013 also contributed to the increase in earnings.

For the fourth quarter 2013, earnings from the gas distribution business were $21.1 million, or $0.37 per diluted share, an increase of $6.8 million, compared to the fourth quarter 2012.  The increase in earnings in the fourth quarter 2013 was due to the return of normal weather, increased customer growth and decreased operation and maintenance expenses.

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The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands)
	4Q '13 vs. 4Q '12	FY '13 vs. FY '12
	Gross Margin	Gross Margin
Weather*	$4,578	$18,690
Normalized usage per customer	(318)	2,219
Subtotal	$4,260	$20,909
Customer Growth	2,078	7,001
Total	$6,338	$27,910

* Excludes weather insurance proceeds of $3.5M, (pre-tax), recorded in 2012

Corporate

Corporate costs were $10.4 million, or $0.20 per diluted share, in 2013, an improvement of $2.9 million, compared to 2012. The improvement was primarily attributable to tax benefits associated with unitary filing requirements for state income taxes, an increase in the allowance for funds used during construction and income earned on Corporate investments at the holding company that support the total enterprise.

For the fourth quarter 2013, Corporate costs were $2.5 million, or $0.05 per diluted share, an improvement of $1.0 million, compared to the same period in 2012.  The improvement was primarily attributable to tax benefits associated with unitary filing requirements for state income taxes and an increase in the allowance for funds used during construction.

Segment details for UIL Holdings Corporation’s results for the full year and fourth quarter 2013, compared to the same periods in 2012, are presented in the table below:

	Net Income (Loss) - $M

	Quarter ended December 31,			Year ended December 31,

	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric distribution & Other	$7.4	$9.4	$(2.0)	$51.7	$52.7	$(1.0)
Electric transmission	8.9	8.6	0.3	33.6	32.0	1.6
Gas distribution	21.1	14.3	6.8	45.4	32.2	13.2

Operating Companies	37.4	32.3	5.1	130.7	116.9	13.8

Corporate	(2.5)	(3.5)	1.0	(10.4)	(13.3)	2.9

Subtotal	$34.9	$28.8	$6.1	$120.3	$103.6	$16.7

Regulatory disallowances*	5.5	-	5.5	(5.0)	-	(5.0)

Consolidated Earnings	$40.4	$28.8	$11.6	$115.3	$103.6	$11.7

	Earnings (Loss) Per Share

	Quarter ended December 31,			Year ended December 31,

	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric distribution & Other	$0.13	$0.18	$(0.05)	$0.98	$1.03	$(0.05)
Electric transmission	0.16	0.17	(0.01)	0.64	0.63	0.01
Gas distribution	0.37	0.28	0.09	0.86	0.63	0.23

Operating Companies	0.66	0.63	0.03	2.48	2.29	0.19

Corporate	(0.05)	(0.07)	0.02	(0.20)	(0.27)	0.07

Subtotal	$0.61	$0.56	$0.05	$2.28	$2.02	$0.26

Regulatory disallowances*	0.10	-	0.10	(0.10)	-	(0.10)

Consolidated Earnings	$0.71	$0.56	$0.15	$2.18	$2.02	$0.16

* Resulting from the electric distribution '13 rate proceeding.

Avg. Shares - diluted (M)	57.0	51.1		52.7	51.1

EPS dilution - 10/2/13 equity issuance	$(0.08)			$(0.06)

Amounts may not add due to rounding

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Looking Forward

UIL’s consolidated earnings for 2014 are expected to be in the range of $122 to $134 million, or $2.15 to $2.35 per diluted share, compared to actual 2013 consolidated earnings of $115.3 million, or $2.18 per diluted share.  Expected earnings for 2014 are detailed in the table below, followed by a discussion by business segment.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution & Other	$50 - $59	$0.88 - $1.03
Electric transmission	$32 - $37	$0.56 - $0.65

Total Electric(1)	$85 - $94	$1.50 - $1.65

Gas distribution	$43 - $48	$0.75 - $0.85

Operating Companies(1)	$131 - $140	$2.30 - $2.45

UIL Corporate	($9) - ($6)	($0.15) - ($0.10)

Total UIL Holdings(1)	$122 - $134	$2.15 - $2.35

(1)	Expectations are not expected to be additive
(2)	Rounded to the nearest million
(3)	Assumes approximately 57.0 million average shares outstanding

The 2014 guidance reflects a full year’s dilution from the UIL equity issuance on October 2, 2013, whereas the 2013 actual results only include dilution from that date through the end of 2013.  While this does not affect net income, the approximate dilutive impacts on 2014 and 2013 earnings per share are $0.25 per diluted share and $0.06 per diluted share, respectively.

Total Electric

Total electric is projected to earn within a range of $85 to $94 million, or $1.50 to $1.65 per diluted share, compared to 2013 actual earnings of $80.3 million, or $1.52 per diluted share.

Electric distribution & Other

The electric distribution business is projected to earn within a range of $50 to $59 million, or $0.88 to $1.03 per diluted share, compared to 2013 actual earnings of $46.7 million, or $0.88 per diluted share.  These projections assume that electric distribution business will have the opportunity to earn its allowed return on equity (ROE) for 2014.  Electric distribution and other are impacted by the following:

●	Retail revenue increase for electric distribution from its 2013 rate case proceeding
●
Decreases in pension and postretirement costs of approximately $6.0 million, pre-tax, or $0.06 per diluted share, primarily driven by increases in discount rates as of December 31, 2013 and favorable returns on pension assets during 2013

●
Higher allocation of UIL corporate charges for earned returns on shared capital assets of approximately $5.5 million, pre-tax, or $0.06 per diluted share, (while unfavorable for electric distribution, there is an earnings offset in UIL corporate)

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Electric transmission

The electric transmission business is projected to earn within a range of $32 to $37 million, or $0.56 to $0.65 per diluted share, compared to 2013 actual earnings of $33.6 million, or $0.64 per diluted share.  This projection assumes that the electric transmission business earns its currently allowed ROE and excludes any potential impact from the ROE proceeding pending at the FERC.  Transmission earnings are primarily driven by increased rate base and earnings from increased investments in the NEEWS transmission projects.

Gas distribution

The gas distribution business is projected to earn within a range of $43 to $48 million, or $0.75 to $0.85 per diluted share, compared to 2013 earnings of $45.4 million, or $0.86 per diluted share.  These projections reflect the following:

●	Retail revenue increase for CNG from its 2013 rate case proceeding
●
Continuing progress in the strategic growth plan of adding gas heating customers; assumes incremental customers of 15,800 in 2014, plus revenue growth from the new heating customers added in 2013;  expected to add approximately $6.9 million, pre-tax, or $0.07 per diluted share

●	Weather and changes in normalized usage per customer are not expected to have a significant impact in 2014 in part due to the implementation of a decoupling mechanism from the CNG rate case decision
●
Higher allocation of UIL corporate charges for earned returns on shared capital assets of approximately $7.0 million, pre-tax, or $0.07 per diluted share, (while unfavorable for gas distribution, there is an earnings offset in UIL corporate)

Corporate

Projected 2013 costs are in the range of ($9) to ($6) million, or ($0.15) to ($0.10) per diluted share, compared to 2013 actual costs of ($10.4) million, or ($0.20) per diluted share.  UIL Corporate costs are primarily interest expense on UIL debt and certain other unallocated corporate costs.  These costs are partially offset by the increasing returns on corporate capital investments that support the total enterprise.

Full year and fourth quarter 2013 conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Friday, February 21, 2014, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

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UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes presenting earnings excluding the regulatory write-offs, as well as earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section, are useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses.  EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K, and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the full year 2013:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Years Ended
	December 31,
	2013	2012

Operating Revenues	$1,618,716	$1,486,501

Operating Expenses
Operation
Purchased power	139,135	154,546
Natural gas purchased	438,189	370,234
Operation and maintenance	384,029	356,277
Transmission wholesale	88,206	79,469
Depreciation and amortization	189,856	181,348
Taxes - other than income taxes	130,458	114,037
Regulatory disallowances	8,354	-
Total Operating Expenses	1,378,227	1,255,911
Operating Income	240,489	230,590

Other Income and (Deductions), net	20,633	25,246

Interest Charges, net
Interest on long-term debt	87,232	86,469
Other interest, net	2,106	3,636
	89,338	90,105
Amortization of debt expense and redemption premiums	2,431	2,437
Total Interest Charges, net	91,769	92,542

Income from Equity Investments	15,272	15,273

Income Before Income Taxes	184,625	178,567

Income Taxes	69,308	74,866

Net Income	115,317	103,701
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	64

Net Income attributable to UIL Holdings	$115,265	$103,637

Average Number of Common Shares Outstanding - Basic	52,415	50,831
Average Number of Common Shares Outstanding - Diluted	52,711	51,108

Earnings Per Share of Common Stock - Basic:	$2.20	$2.04

Earnings Per Share of Common Stock - Diluted:	$2.18	$2.02

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Years Ended
	December 31,
	2013	2012

Net Income	$115,317	$103,701
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains (losses) related to pension and other post-retirement benefit plans	1,008	(90)
Other	(24)	16
Total Other Comprehensive Income (Loss), net of deferred income taxes	984	(74)
Comprehensive Income	116,301	103,627
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	52	64
Comprehensive Income Attributable to UIL Holdings	$116,249	$103,563

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	December 31,
(thousands of dollars)	2013	2012
ASSETS
Current assets	$888,004	$628,683
Other investments	144,589	148,730
Net property, plant and equipment	3,068,680	2,847,151
Regulatory assets	703,739	1,014,515
Goodwill	266,205	266,205
Deferred charges and other assets	73,003	113,880
Total Assets	$5,144,220	$5,019,164

LIABILITIES AND CAPITALIZATION
Current liabilities	$612,823	$625,056
Deferred income taxes	540,542	462,940
Regulatory liabilities	445,092	504,953
Other noncurrent liabilities	467,766	708,968
Total Liabilities	2,066,223	2,301,917

Long-term debt, net of unamortized discount and premium	1,723,842	1,600,354
Preferred stock of subsidiary	340	340
Net common stock equity	1,353,815	1,116,553
Total Capitalization	3,077,997	2,717,247

Total Liabilities and Capitalization	$5,144,220	$5,019,164